Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000

Press Release
For More Information, call: 845-482-4000

Contact: Wayne V. Zanetti, President — CEO	For Release
February 9, 2011
Company Press Release
Jeffersonville Bancorp Announces Fourth Quarter and Full Year 2010 Earnings and Declares Quarterly Dividend
JEFFERSONVILLE, N.Y., February 9, 2011 (PRIME NEWSWIRE)—Jeffersonville Bancorp, Inc. (NASDAQ - JFBC) announced today fourth quarter net income of $941,000 or $0.22 per share compared to $936,000 or $0.22 per share for the fourth quarter of 2009. Earnings for the full year 2010 were $3,129,000 or $0.74 per share for the year compared to $3,084,000 or $0.73 per share for 2009.
A cash dividend in the amount of thirteen cents $0.13 on the common stock of the Company was declared at the February 8, 2011 meeting of the Board of Directors. The dividend is payable on March 1, 2011 to stockholders of record at the close of business on February 18, 2011.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville “Jeff Bank”. As of December 31, 2010, Jeff Bank maintained twelve full service branches in Sullivan County New York located in Jeffersonville, Bloomingburg, Callicoon, Eldred, Liberty, Livingston Manor, Loch Sheldrake, Monticello, Narrowsburg, Wal*Mart/Monticello, White Lake and Wurtsboro.